Exhibit 99.1

July 11, 2013

Contact:	Steve Trager
Chairman & Chief Executive Officer
(W) (502) 561-7122

REPUBLIC BANK & TRUST COMPANY TO EXPAND THROUGH A PURCHASE AND ASSUMPTION AGREEMENT WITH H&R BLOCK BANK

LOUISVILLE, KY — Republic Bank & Trust Company (“RB&T”), a wholly-owned subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic” or the “Company”), is pleased to announce that it has entered into a Purchase and Assumption Agreement (the “Agreement”) with H&R Block Bank (“HRBB”) to acquire certain assets and substantially all of the deposits of HRBB (the “P&A Transaction”).  RB&T will not acquire HRBB’s sole banking center location in Kansas City, Missouri.

RB&T and H&R Block, Inc. and its affiliates are currently in separate contract negotiations to enter into a Joint Marketing Master Services Agreement (“MSA”) and a related Receivables Purchase Agreement (“RPA”).  Pursuant to the MSA, RB&T would offer H&R Block-branded financial services products to H&R Block’s clients.  Under the RPA, a portion of the loans originated by RB&T under the MSA may be participated to an H&R Block affiliate, at the option of that affiliate.  There can be no assurance that the parties will successfully negotiate and execute the MSA and the RPA, nor can there be any assurance with respect to the final terms and conditions of these agreements.

“H&R Block is the world’s largest consumer tax services provider and we are excited about the possibility of serving their clients on a long term basis,” commented Steve Trager, Chairman & CEO of Republic.

As part of the P&A Transaction, RB&T will acquire HRBB non-cash assets projected to be approximately $3 million at closing.  In addition, RB&T will assume approximately $470 million in projected customer deposits.  The net amount of projected deposits less projected non-cash assets, estimated at approximately $467 million, will be paid in cash by HRBB to RB&T at closing.

All of the assets acquired and all of the liabilities assumed by RB&T as part of the P&A Transaction will be done so at HRBB’s book value. The completion of the P&A Transaction is subject to multiple regulatory approvals and the completion of the MSA and RPA by September 30, 2013.  The Agreement requires that all regulatory approvals must be received by September 30, 2013 in order for the P&A Transaction to occur in 2013.  If any regulatory approvals are obtained after September 30, 2013, the Agreement requires that the P&A Transaction will occur between April 30, 2014 and June 18, 2014.  RB&T’s goal is to complete the P&A Transaction in 2013.  RB&T’s ability to offer H&R Block-branded financial services products to H&R Block’s clients under the new MSA will be contingent upon the successful completion of the P&A Transaction.

On a go-forward basis, the Company estimates the combined financial impact of the

Agreement, the MSA and RPA, if all are consummated, to be accretive to the Company’s diluted earnings per Class A and Class B share by approximately $0.57 to $0.75 per year.  The largest benefit of this impact is expected to occur in the first quarter of each calendar year, coinciding with the tax season.  The actual results will vary depending upon a number of factors, including the volumes of Republic’s H&R Block-branded financial services products sold.

J.P. Morgan Securities LLC acted as financial advisor to RB&T for the above transactions, and Goodwin Procter LLP acted as RB&T’s legal counsel.

For additional information regarding the Agreement, the MSA and the RPA, see the Company’s Form 8-K filed with the Securities and Exchange Commission today, July 11, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the business of H&R Block, Inc. and its affiliates, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability for all parties to receive regulatory approvals as provided for in the Agreement, the ability of the parties to successfully negotiate the MSA and RPA as anticipated, the ability of the parties to successfully consummate the P&A Transaction as contemplated in the Agreement, consumer demand for H&R Block-branded financial services products, consumer demand for H&R Block income tax return preparation services, unanticipated losses for RB&T on H&R Block-branded financial services credit products, the ability for RB&T to maintain deposit balances assumed from HRBB and earn a positive net interest spread on those deposits, incremental overhead costs to RB&T, and other factors set forth as “Risk Factors” at Part II, Item 1A in the Company’s Form 10-K for the period ended December 31, 2012.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company for Republic Bank & Trust Company (“RB&T”) and Republic Bank (“RB”).

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana — Floyds Knobs, Jeffersonville and New Albany, one banking center in Franklin (Nashville), Tennessee, and one banking center in

Bloomington (Minneapolis), Minnesota. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Republic offers internet banking at www.republicbank.com. Republic has $3.3 billion in assets and is headquartered in Louisville, Kentucky. Republic’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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